Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES CONVERSIONS OF APPROXIMATELY $280 MILLION OF ITS 4.875% CONVERTIBLE SUBORDINATED NOTES DUE 2015

MONTERREY, MEXICO, February 28, 2014 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that certain institutional holders of CEMEX’s 4.875% Convertible Subordinated Notes due 2015 (the “Notes”) are expected to convert approximately $280 million aggregate principal amount of the Notes in exchange for an estimated 27.6 million American Depositary Shares (“ADSs”) of CEMEX. CEMEX is not paying any cash to these holders in connection with these conversions.

Following the closing of these transactions, approximately $435 million aggregate principal amount of the Notes will remain outstanding. The Notes are not callable prior to maturity in March 2015.

Fernando A. González, Executive Vice President of Finance and Administration, and CFO of CEMEX, said: “This transaction contributes to the strengthening of our capital structure. It supports our stated objectives of reducing debt and interest costs and reduces our short term contingent refinancing requirements.”

The closing of these transactions are subject to customary closing conditions. The ADSs are being issued under private conversion agreements and such issuance is exempt from registration pursuant to Section 3(a)(9) under the U.S. Securities Act of 1933, as amended.

This release is neither an offer to purchase or exchange nor a solicitation of an offer to sell or buy any securities of the Company.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.